EXHIBIT 21.1

LIST OF SUBSIDIARIES

Niku Canada Corporation

Niku Corporation Ltd.

Niku Corporation GmbH

Niku Corporation B.V.

Niku France SAS

Niku Australia Pty Ltd

Niku Corporation Pte. Ltd.

Applied Business Technology A.G.

Niku Europe B.V.